FOR IMMEDIATE RELEASE	October 19, 2018
Contact: Susan Jordan
732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

TRENTON, NJ

Freehold, New Jersey…. October 19, 2018……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 347,145 square foot industrial building located at 584 US Highway 130, Trenton, NJ at a purchase price of $85,248,352. The property is net-leased for 15 years with approximately 14 years remaining to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 62 acres.

Michael P. Landy, President and CEO, commented, “We are extremely pleased to announce this new acquisition. Centrally located between New York City and Philadelphia, this location serves 10% of the US population within a 75 mile radius and 33% of the US population within a two-hour drive. The property is in very close proximity to the New Jersey Turnpike, Interstate 195, and Interstate 295. It is located 45 miles south of Newark International Airport as well as the Port of New York and New Jersey. We have strategically positioned many of our assets to benefit from the recently expanded Panama Canal and this acquisition will provide additional exposure to this proven concept. This location is only a half-hour drive from our corporate headquarters and represents one of the most concentrated consumer and business markets in the world.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 112 properties containing a total of approximately 21.5 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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